Exhibit 99.1
FOR IMMEDIATE RELEASE

The Scotts Miracle-Gro Company	NEWS

The Scotts Miracle-Gro Company Announces Series of
Product Registration and Regulatory Compliance Initiatives

Company To Recall Bonus S Max
and Turf Builder Plus 2 Max Lawn Fertilizer Products
MARYSVILLE, Ohio, April 24, 2008 — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products, said today it is immediately initiating a series of proactive steps aimed at strengthening its product registration practices and procedures with state and federal regulatory agencies.
Separately, the Company announced that as part of these actions it was working in cooperation with the U.S. Environmental Protection Agency (USEPA) with respect to the terms of a recall of Bonus S Max and Turf Builder Plus 2 Max lawn fertilizer products from retail customers and consumers.
Turf Builder Plus 2 Max is a product that the company briefly tested but which is no longer producing or distributing. Turf Builder Plus 2 Max is not related to the Company’s well-known Turf Builder Plus 2 product.
Bonus S Max is a product developed for use only on St. Augustine grass, which is grown in the southeastern United States.
Although the USEPA has issued registrations for these products, the packaging includes labels that differ from the labels included in the USEPA registrations.
“Over the last several days, we learned that one of our former employees deliberately circumvented company policies, caused invalid product registration forms to be submitted to federal and state regulators and then hid those actions from co-workers and managers,” said Jim Hagedorn, chairman and chief executive officer. “We sincerely apologize to the EPA, our retail partners, our consumers and our shareholders. As I stated yesterday, compliance with government regulation is not optional, and we are taking aggressive steps to better understand how this action occurred and to seek to avoid any reoccurrences.”
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To that end, Hagedorn said the Company has terminated the employee in question and has made the decision to engage an independent consulting firm to review its regulatory compliance processes and procedures. Assisting in this effort will be the company’s Chief Environmental Officer, Richard Shank, Ph.D, who joined the company earlier this year. Dr. Shank is former director of the Ohio Environmental Protection Agency, as well as former director of the Nature Conservancy in Ohio.
On April 10, 2008, the Company learned of a criminal investigation which the Company believes is being led by the U.S. Department of Justice and the USEPA. The Company stressed that it has been cooperating with the government since it learned of the investigation and will continue to do so.
“This year marks our 140th anniversary and our relationship with our stakeholders has always been based on trust,” Hagedorn said. “We cannot and will not allow that trust to be compromised and we will continue to work with the government on their investigation.”
Details regarding how the consumer recall will be administered are still being finalized and will posted at www.scotts.com in the days ahead. Consumers are advised not to use this product and to store it in a safe, cool and dry place such as a garage or utility shed. Do not dispose of the product down a drain, garbage or at a community disposal site. If consumers have questions in the meantime, they should call the Company’s toll-free consumer hotline at 1-888-295-0671.
These products represent less than one percent of the Company’s total sales.
About The Scotts Miracle-Gro Company
With more than $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
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Jim King
Vice President
Investor Relations & Corporate Affairs
937-578-5622